Exhibit 10.20

RAYONIER ADVANCED MATERIALS INC.
NON CHANGE IN CONTROL
EXECUTIVE SEVERANCE PLAN

Effective as of
March 1, 2016

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Exhibit 10.20

TABLE OF CONTENTS
Page

ARTICLE I.	DEFINITIONS 2

Section 1.1.	Definitions 2

ARTICLE II.	ELIGIBILITY 3

Section 2.1.	Eligibility for Participation 4

Section 2.2.	Circumstances in Which No Severance Will be Paid 4

Section 2.3	Separation Agreement as a Condition to Severance 5

ARTICLE III.	SEVERANCE 5

Section 3.1.	Cash Severance 6

Section 3.2.	Outplacement, Medical Benefits and Severance 6

Section 3.3.	Equity 6

Section 3.4	Severance Benefits (Table A) 6

Section 3.5.	Death 7

ARTICLE IV.	CONTRIBUTIONS 7

Section 4.1.	Company Contributions 7

ARTICLE V.	ADMINISTRATION 7

Section 5.1.	Fiduciaries 7

Section 5.2.	Appointment of Plan Administrator 7

Section 5.3.	Plan Administrator’s Responsibilities 7

Section 5.4.	Action by the Company 8

Section 5.5.	Compensation 8

Section 5.6.	Claims Procedure 8

ARTICLE VI.	AMENDMENT AND TERMINATION OF THIS PLAN 10

Section 6.1.	Right to Amend 10

Section 6.2.	Right to Terminate 10

ARTICLE VII.	PARTICIPATING EMPLOYERS 10

Section 7.1.	Right to Participate 10

Section 7.2.	Termination of Participation 10

ARTICLE VIII.	MISCELLANEOUS 11

Section 8.1.	Non-Guarantee of Employment or Other Benefits 11

Section 8.2.	Temporary Leave of Absence 11

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Exhibit 10.20

Section 8.3.	Nonalienation of Benefits 11

Section 8.4.	Applicable Law 11

Section 8.5.	No Representations Contrary to this Plan 11

Section 8.6.	Tax Consequences and Code Section 409A Omnibus Provision 11

Section 8.7.	Required ERISA Information 12

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Exhibit 10.20

RAYONIER ADVANCED MATERIALS INC.
NON CHANGE IN CONTROL EXECUTIVE SEVERANCE PLAN

This Rayonier Advanced Materials Inc. (the “Company”) Non Change in Control Executive Severance Plan (this “Plan”) provides for the payment of severance to eligible employees whose employment is involuntarily terminated without cause under the circumstances set forth in this Plan.
Executives entitled to benefits under the Company’s Senior Executive Severance Plan (the “CIC Plan”) in connection with a change in control of the Company shall not be entitled to any benefits under this Plan and if any benefits have been paid under this Plan at a time benefits become due under the CIC Plan to the Executive, the amounts paid under this Plan shall be deemed to have been a payment in respect of the CIC Plan such that the Executive receives no duplication of benefits.
This Plan supersedes any prior severance plans, programs or policies covering employees eligible under this Plan, both formal and informal, other than the CIC Plan to the extent it is applicable to the Executive. Except for the CIC Plan, the benefits under this Plan are the exclusive right to severance of Eligible Executives covered by this Plan and Eligible Executives receiving benefits under this Plan shall not be entitled to severance payments under any other plan of the Company.
This Plan is an unfunded welfare benefit plan for purposes of the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), and a severance pay plan within the meaning of United States Department of Labor (“DOL”) Regulation Section 2510.3-2(b). In addition, the Plan is intended to be an employee welfare benefit plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees, as described in DOL Regulation Section 2520.104-24(c). This document serves as both the Plan document and the summary plan description for this Plan.
This Plan is effective as of March 1, 2016 (the “Effective Date”), for qualifying terminations of employment occurring after the Effective Date.

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Exhibit 10.20

ARTICLE I.	DEFINITIONS
Section 1.1.    Definitions. The following words and phrases when used in this Plan shall have the following meanings, unless the context clearly indicates otherwise:
(a)     “Affiliate” means any entity that is part of a controlled group of corporations or is under common control with the Company (or other applicable entity) within the meaning of Code Sections 1563(a), 414(b) or 414(c).
(b)    “Board” means the Board of Directors of the Company.
(c)    “Cause” means the Executive having been found by the Committee, in the exercise of its sole discretion, to have engaged in, or be subject to discipline for, any of the following , unless such action is excused for this purpose by majority vote of the Committee:

(i)	A willful and material act of embezzlement, theft, fraud or misappropriation of Company property;

(ii)	A willful breach of any fiduciary duty owed by the Executive to the Company;

(iii)
A willful failure or refusal to comply with laws or regulations applicable to the Company and its business, which failure or refusal has had or with the passage of time could have, a material adverse impact on the Company;

(iv)	A willful failure or refusal to comply with the material policies of the Company;

(v)
Gross incompetence or gross negligence in the performance of executive’s job duties, or a willful failure to perform executive’s duties in a manner consistent with commercially reasonable standards of conduct or care;

(vi)	A material act of insubordination or dishonesty;

(vii)	An act that would constitute a felony or any other crime the penalty for conviction of which could include incarceration for a term of ninety days or more.
(d)     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.
(e)    “Committee” means the Compensation and Management Development Committee of the Board or any other persons designated by the Board to serve as the Committee hereunder.

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Exhibit 10.20

(f)    “Company” means Rayonier Advanced Materials Inc.
(g)    “Comparable Employment” means employment that (i) requires comparable skills or abilities as were required of the Executive immediately prior to his termination of employment and (ii) provides for a base salary and target bonus potential not less than 90% of the Executive’s base salary and target bonus potential with the Employer immediately prior to his termination of employment.
(h)    “Comparable Location” is a new work location that is not more than fifty (50) miles from an Executive’s current work location; provided, however, that a new work location that is more than fifty (50) miles from an Executive’s current work location shall be a “Comparable Location” so long as the new work location is not farther from Executive’s home than Executive’s current work location.
(i)    “Covenant Agreement” and “Covenant” mean, respectively, any agreement or plan to which the executive is a party or otherwise binding the executive, which agreement or plan contains non-competition, non-solicitation of employees and/or non-solicitation of customers or suppliers covenants on an Eligible Executive and each of those covenants.
(j)    “Eligible Executive” or “Executive” means the full-time, regular executive salaried employees of the Company who are designated to be an Eligible Executive and are identified as a Tier I, Tier II, Tier III or Tier IV executive determined by resolution of the Committee from time to time, which change shall be effective as provided in such resolution, subject to the provisions of Section 6.1(b).
(k)    “Employer” means the Company or any Affiliate of the Company so designated by the Company as participating in this Plan.
(l)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time
(m)     “Forfeiture Amount” means the sum to be returned to the Company by the Eligible Executive, as provided in Section 2.2, upon a breach of a Covenant Agreement or by reference to a clawback provision, in each case measured by the Cash Severance previously paid to the Eligible Executive, net of any amounts withheld in respect of federal or state taxes.
(n)    “Good Reason,” “Good Reason Cure Period” and “Good Reason Notice” mean with respect to a Tier I, Tier II or Tier III Executive, respectively (X) the occurrence of one or more of the following actions by the Company without the consent of Executive, and at a time when a circumstance described in Section 2.2 or constituting Cause with respect to Executive does not exist: (i) a material reduction in the Salary or bonus potential of the Executive, or (ii) a change in the principal work location of Executive by more than seventy-five miles, but not to include an headquarter office relocation to either the Jesup, GA, or Fernandina, FL, location in each case measured as of the date Executive first becomes an Eligible Executive and where the Employer has not corrected such action within the Good Reason Cure Period, and (Y) the forty five (45) day period following receipt of a Good Reason Notice by the Committee and the Plan Administrator,

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Exhibit 10.20

and (Z) a written notice from Executive to the Committee and the Plan Administrator given within thirty (30) days following the occurrence of the action giving rise to Good Reason that describes in reasonable detail such action; provided that, without limiting the provisions of Article VI, the Committee may in its discretion limit or otherwise revise the definition of Good Reason and the time periods set forth above, to the extent set forth in writing at the time the executive becomes an Eligible Executive.
(o)    “Plan Administrator” means the person or persons appointed to be the Plan Administrator by the Committee from time to time, and who shall serve at the pleasure of the Committee, and in the absence of any such appointment, the Committee shall be the Plan Administrator.
(p)    “Plan Year” means the calendar year, except that the first Plan Year shall begin on the Effective Date and shall end on December 31, 2016.
(q)    “Restriction Period” means the number of months of salary and bonus included in the determination of the Cash Severance that would be payable to the Eligible Executive, commencing on the date of the Eligible Executive’s termination of employment.
(r)    “Salary” means the Executive’s annualized salary at the time of termination or, if greater, the Executive’s highest annualized salary paid by the Employer during the twelve months preceding such termination.
(s)    “Severance” means Cash Severance and Benefits Severance, as described in Sections 3.1 and 3.2.
(t)    “Target Bonus” means the bonus that could be earned for the year of termination were the Executive’s employment not terminated, calculated at target.
(u)    “Terminal Bonus” means the cash bonus that would have been payable to an Eligible Executive, had such executive been employed for the calendar year and to the bonus payment date, provided the executive is employed for 6 months or more in the year of termination, based on actual performance to the termination date, and prorated for the number of months in the year of termination up to the termination date.

ARTICLE II.
ELIGIBILITY
Section 2.1.    Eligibility for Participation. Except as otherwise provided in Section 2.2, an Eligible Executive will be entitled to receive Severance under this Plan only if (a) such Executive’s employment is involuntarily terminated by the Employer without Cause on or after the Effective Date and (b) a circumstance described in Section 2.2 has not occurred and is not anticipated.

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Exhibit 10.20

Section 2.2.    Circumstances in Which Severance Will Not Be Paid or is Subject to Forfeiture. Notwithstanding an Eligible Executive satisfying the condition to receive Severance described in Section 2.1(a), no Severance will be payable to an Eligible Executive and, if paid, the Executive shall return the Forfeiture Amount to the Company, in the following circumstances:
(a)     if the Eligible Executive is, or has been, subject to a clawback of benefits under the Company’s Incentive Stock Plan or would have been subject to such clawback during the Restriction Period had the employment of the Eligible Executive not been terminated, unless excused by action of the Committee in the sole exercise of its discretion;
(b)     upon the sale or disposition of the Employer or any subsidiary, division or facility of the Employer or any similar transaction (a “Separated Business”), where the Executive is offered and accepts Comparable Employment at a Comparable Location with the acquirer of the Separated Business;
(c)     upon the outsourcing of any administrative, technical or other function of the Employer where the Executive is offered and accepts Comparable Employment at a Comparable Location with the person performing that function; provided that, within thirty (30) days of the date on which the Eligible Executive’s employment with the Employer terminates, the Eligible Executive is offered Comparable Employment in the same work location or a Comparable Location;
(d)     in the event of a breach by the Eligible Executive of any Covenant contained in a Covenant Agreement during the Eligible Executive’s Restriction Period, unless excused by the Committee in the exercise of its sole discretion;
(e)     if following the termination of the Eligible Executive’s employment, the Committee is made aware of facts or circumstances that would have permitted a termination of the Executive’s employment for Cause;
(f)        if the Executive termination is a Qualifying Termination under the CIC Plan or the Eligible Executive otherwise becomes entitled to severance thereunder;
(g)     if the Eligible Executive’s employment is terminated due to death, retirement, or failure to return to work after an approved leave of absence; or
(h)     if the Eligible Executive is terminated while receiving or seeking payments or benefits under a program, policy, plan or a law that provides payments or benefits to an employee unable to work because of illness, injury or disability.
Section 2.3.     Separation Agreement as a Condition to Severance. Severance shall be payable only upon the Eligible Executive’s execution (and non-revocation) of a “Waiver and Release of Claims” (or other similar separation agreement) on terms satisfactory to the Plan Administrator, which terms shall include a full release of claims against the Company and each Employer (a “Separation Agreement”).

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Exhibit 10.20

ARTICLE III.
SEVERANCE
Section 3.1.    Cash Severance. Except as otherwise provided in Section 2.2, upon the involuntary termination of employment of an Eligible Executive without Cause or a voluntary termination by the Eligible Executive for Good Reason within thirty (30) days of the end of the Good Reason Cure Period, the Eligible Executive shall be entitled to a cash severance award determined in accordance with the Table A in Section 3.3 below, together with a Terminal Year Bonus, if applicable (together, “Cash Severance”). The Cash Severance shall be payable as a lump-sum within 30 days of the Executive’s termination of employment and execution of the Separation Agreement, net of all applicable offsets and withholdings.
Section 3.2.    Outplacement, Medical Benefits and Severance. An Eligible Executive entitled to Cash Severance under Section 3.1 also shall be entitled to continuation of the following benefits, to the extent previously offered to and coverage elected by the Eligible Executive, assuming the Eligible Executive continues to make the applicable active employee monthly premium during the covered period, for the coverage period following the termination date equal the number of months set forth on Table A of Section 3.3 below , or such shorter period as will not exceed the maximum COBRA coverage period required by law (“Medical Benefits Coverage”). In addition, the Eligible Executive shall be entitled to (x) Outplacement Services provided by Right Management (or an equivalent provider as determined solely by the Plan Administrator) for the duration set forth on Table A in Section 3.3 below and (y) an additional one year of credit toward vesting for any outstanding equity award measured from the termination date. (The benefits described in this Section 3.2 are referred to collectively as “Benefits Severance.”)

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Exhibit 10.20

Section 3.3.    Equity. Any unvested equity awards denominated in common stock of the Company that are held by the Eligible Executive as of the termination date shall be eligible for continued vesting, to the same extent as if the Eligible Executive had remained employed by the Company, until the first anniversary of the termination date, provided that any performance-based vesting conditions applicable to such an award shall be deemed achieved at the actual level of performance measured at the time of the Program’s completion.
Section 3.4.     Table A.

Eligible Executive Tier	Cash Severance (excluding any Terminal Bonus)	Medical Benefits Coverage Period	Months of Outplacement Services
Tier I	2 x Salary & Target Bonus	18 months	12 months
Tier II	1.5 x Salary & Target Bonus	18 months	12 months
Tier III	1.0 x Salary & Target Bonus	12 months	12 months
Tier IV	9/12ths x Salary & Target Bonus	9 months	12 months

Section 3.5.    Death. In the event a former Eligible Executive who was entitled to receive Severance under this Plan dies after such payment becomes due but prior to such payment being made, all unpaid Cash Severance shall be paid to the former Eligible Executive’s surviving spouse, if any, or, if none, to his estate, and the Benefits Severance shall be continued for the balance of the indicated time period to those who would have been covered had the Executive not died.
ARTICLE IV.
CONTRIBUTIONS
Section 4.1.    Company Contributions. This Plan is unfunded. All benefits hereunder shall be provided directly out of the Company’s general assets. The Company shall not be required to make contributions to a separate trust to fund this Plan.
ARTICLE V.
ADMINISTRATION
Section 5.1.    Fiduciaries. The Company and the Plan Administrator shall be the named fiduciaries of this Plan for all purposes under ERISA. No named fiduciary designated by this Section

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Exhibit 10.20

shall be required to give any bond or other security for the faithful performance of its duties and responsibilities with respect to this Plan, except to the extent required under ERISA.
Section 5.2.    Appointment of Plan Administrator. The Committee may appoint a Plan Administrator, who initially shall be the Senior Vice President, Human Resources of the Company, or may retain the functions of Plan Administrator itself. The Plan Administrator may be removed by action of the Committee at any time, with or without cause, upon written notice. The Plan Administrator may resign upon thirty (30) days’ written notice to the Committee
Section 5.3.    Plan Administrator’s Responsibilities. The Plan Administrator shall have and exercise all discretion and other authority to control and manage the operation and administration of this Plan, except such authority as is specifically allocated otherwise by or under the terms of this Plan. Without limiting the foregoing, the Plan Administrator shall have exclusive authority, power and discretion with respect to this Plan (i) to construe, interpret and apply the provisions of this Plan, and, in connection therewith, to decide all questions of eligibility for, and the amount, manner, and time of payment of, any benefits in accordance with the terms and conditions of this Plan; (ii) to establish the policies, interpretations, practices and procedures of this Plan; and (iii) to prescribe and require the use of appropriate forms. All findings of fact, determinations, constructions, interpretations and decisions of the Committee or Plan Administrator, as applicable, shall be final, conclusive and binding on all parties affected thereby.
Section 5.4.    Action by the Company. Any authority or responsibility allocated or reserved to the Company under this Plan may be exercised by the Committee acting by majority vote.
Section 5.5.    Compensation. The Plan Administrator, or each member of the committee which is the Plan Administrator, if applicable, shall not receive compensation (other than regular compensation from the Company in such individual’s ordinary course of employment) for services to this Plan but shall be reimbursed by the Company for expenses incurred in the performance of such duties.
Section 5.6.    Claims Procedure.
(a)     Any Eligible Executive or former Eligible Executive who believes that he or she is entitled to benefits hereunder in an amount greater than he or she has received (for purposes of this Section 5.6, a “Claimant”) may file a claim for such benefits by writing directly to the Plan Administrator at the Company’s office within ninety (90) days after the date as of which the Claimant’s employment is terminated. Any such claim shall be filed in writing stating the nature of the claim, the facts supporting the claim, the amount claimed, and the name and address of the claimant. No legal action to recover benefits or enforce or clarify rights under this Plan can be commenced until the claims and review procedures provided under this Plan have first been exhausted. Failure to submit a claim within ninety (90) days after the date as of which the Claimant’s employment was terminated shall bar the Claimant’s claim for benefits.
(b)     The Plan Administrator shall consider any claim and answer it in writing stating whether the claim is granted or denied. Such written response shall be provided to the claimant within ninety (90) days of the claim’s receipt by the Plan Administrator, unless an extension

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Exhibit 10.20

of time is needed to process the claim in which case the Plan Administrator shall give the claimant written notice of such need, the reason therefore and the length of such extension, which shall not exceed an additional ninety (90) days. If the claim is denied, in whole or in part, such written notice shall include (i) the specific reason(s) for the denial, (ii) a specific reference to Plan provision(s) on which the denial is based, (iii) a description of any information necessary to perfect an appeal, and an explanation of why such information is necessary, and (iv) a description of this Plan’s appeal procedure as set forth in subsection (c) of this Section, including the time limits applicable to such procedure, as well as a statement notifying the claimant of the right to bring a civil action under Section 502(a) of ERISA following denial of a final appeal. If a Claimant has not received notification within ninety (90) days (or such extended period as may be applicable) that his claim has not been allowed, the Claimant will be considered to have exhausted this Plan’s internal claims procedures and will be entitled to pursue any remedies available to him under ERISA.
(c)     Within sixty (60) days of notice that a claim is denied, the claimant may file a written appeal with the Plan Administrator. The Claimant shall have the right to be represented at such review, to review all documents relevant to the denial, and to submit written comments, documents, records and other information relating to the claim for benefits. The Claimant shall be provided upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits. Any review requested by the Claimant of a determination by the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Any such appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to this Plan’s provision(s) on which the appeal is based, (iii) a statement of the argument(s) and authority (if any) supporting each of the ground(s) for appeal and (iv) any other pertinent documents or comments that the appellant wishes to submit in support of the appeal. The Plan Administrator shall comply with any reasonable request from a claimant for documents or information relevant to his claim prior to the filing of an appeal. The Plan Administrator shall consider the appeal and provide the appellant with a written decision regarding the appeal no later than sixty (60) days after such appeal is received, unless an extension of time is needed to process the claim in which case the Plan Administrator shall give the claimant written notice of such need, the reason therefore and the length of such extension, which shall not exceed an additional sixty (60) days. In the event the appeal is denied, in whole or in part, the Plan Administrator’s written decision shall set forth the reason(s) for the denial and this Plan’s provision(s) on which the denial is based. The notification of the benefit determination must provide the same information that is required for an initial claim denial, be written in a manner calculated to be understood by the Claimant and with specific references to the relevant Plan provisions on which the decision is based, and must include a statement of the right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits and to bring a civil action. In no event shall a Claimant be entitled to challenge a decision of the Plan Administrator, in court or in any other administrative proceeding until the claims procedures provided herein are exhausted. The decision upon appeal, or the initial decision if no appeal is taken, shall be final, conclusive and binding on all parties, subject, however, to the provisions of the Code and ERISA.

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Exhibit 10.20

(d)     Any person submitting a claim in accordance with this section may withdraw the claim at any time or, with the consent of the Employer, defer the date on which such claim shall be deemed filed for purposes of this Section.
(e)     For purposes of this section, a document, record or other information is considered “relevant” to the Claimant’s claim if such document, record or other information (1) was relied upon by the Plan Administrator in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (3) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that that benefit claim determinations are made in accordance with governing Plan documents and that, where appropriate, this Plan’s provisions have been applied consistently with respect to similarly situated Claimants. A document, record, or other information that constitutes privileged attorney-client material or attorney work-product, or that is otherwise protected from disclosure on the basis of privilege or immunity, shall not be considered “relevant” to the Claimant's claim.
Section 5.7.    Indemnification. The Company shall indemnify the Plan Administrator, or each member of the committee which is the Plan Administrator, and hold him or them harmless from any liability for the consequences of his or their acts or conduct in his or their official capacity, provided he or she or they acted in good faith, and with respect to any criminal action or proceeding in which he or she or they had no reasonable cause to believe his or their conduct was unlawful.
ARTICLE VI.
AMENDMENT AND TERMINATION OF THIS PLAN
Section 6.1.    Right to Amend.
(a)     In General. The Committee reserves the right to amend this Plan at any time and in any manner. Any such amendment shall apply to all Eligible Executives terminated after the adoption of such amendment whether or not such Eligible Executives have been given notice thereof, and, except to the extent prohibited by ERISA, any amendment may be made retroactively. Nothing in this Plan shall be deemed to limit the Company’s right to amend any plan or program for providing insurance, retirement or other fringe benefits to Eligible Executives, including certain changes affecting former employees then receiving severance pay under this Plan. However, no amendment of this Plan shall change the right of any former Eligible Executive to receive Severance to which he has already become entitled hereunder.
(b)     Existing Eligible Executives. Notwithstanding Section 6.1(a) any resolution to amend this Plan that would (x) remove an Eligible Executive who has not terminated employment, (y) expand the circumstances described in Section 2.2 to deny Severance to an existing Eligible Executive, or (z) reduce the Severance of any existing Eligible Executive, shall not be effective with respect to an Eligible Executive identified on Schedule A at the time of adoption of such resolution prior to the twelve month anniversary of the date of adoption of such resolution.

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Exhibit 10.20

Section 6.2.    Right to Terminate. Except as provided in Section 6.1(b) with respect to an existing Eligible Executive, the Company reserves the right to terminate this Plan, in whole or in part, at any time and for any reason. However, termination of this Plan shall not change the right of any former Eligible Executive to receive severance pay to which he or she has already become entitled hereunder.
ARTICLE VII.
PARTICIPATING EMPLOYERS
Section 7.1.     Right to Participate. Subject to the approval of the Plan Administrator, an Affiliate may adopt this Plan as a participating Employer by action of its board of directors or other appropriate governing body. Any such action shall provide for the effective date of the adoption of this Plan and shall approve the appointment of the Plan Administrator thereof to take all action on behalf of the Affiliate.
Section 7.2.    Termination of Participation. Any participating Employer may terminate its participation in this Plan by delivery of a written notice to the Company, and the Plan Administrator shall have the right to terminate the participation in this Plan of any participating Employer by delivery of a written notice to the participating Employer, in each case subject to the same protections for existing Eligible Executives as appear in Article VI.
ARTICLE VIII.
MISCELLANEOUS
Section 8.1.    Non-Guarantee of Employment or Other Benefits. Neither the establishment of this Plan, nor any modification or amendment hereof, nor the payment of any benefits hereunder shall be construed as giving any Eligible Executive or other person whomsoever any legal or equitable right against the Company, any other Employer or the Plan Administrator, or the right to payment of any benefits hereunder or under any other plan or program of the Company or any other Employer (unless the same shall be specifically provided herein). It is specifically provided that no Eligible Executive shall have any vested right to benefits hereunder.
Section 8.2.    Temporary Leave of Absence. An Eligible Executive will not be considered to have had a termination of employment and will not be entitled to the severance pay under this Plan if the otherwise Eligible Executive goes on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) for a period of less than six months, or for a longer period if the Eligible Executive’s right to reemployment is provided either by statute or by contract; provided, however, if the Eligible Executive otherwise meets the requirements for receiving severance pay under this Plan and if the period of leave (i) ends or (ii) exceeds six months and the Eligible Executive’s right to reemployment is not provided either by statute or by contract, then the Eligible Executive will be considered to have had a termination of employment and will be entitled to the severance pay as of the first date immediately following such time if the Eligible Executive otherwise would be entitled to such severance pay if the Eligible Executive terminated employment as of such time.

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Exhibit 10.20

Section 8.3.    Nonalienation of Benefits. No Eligible Executive eligible for benefits hereunder shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of such benefits, nor shall such benefits or any assets of an Employer, be subject to seizure by legal process by any creditor of such Eligible Executive. Any attempt to effect such a diversion or seizure shall be deemed null and void for all purposes hereunder.
Section 8.4.    Applicable Law. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the state of Florida to the extent such laws are not preempted by applicable federal laws.
Section 8.5.    No Representations Contrary to this Plan. The terms of an Eligible Executive’s severance pay are as set forth in this document, which cannot be changed by the promises of any individual employee or manager. Only the Company may change the terms of this Plan, and then only through a written amendment. No promises (oral or written) that are contrary to the terms of this Plan and its written amendments are binding upon this Plan, the Plan Administrator or the Company or any of its Affiliates.
Section 8.6.    Tax Consequences and Code Section 409A Omnibus Provision. All payments of severance hereunder shall be subject to any applicable income or employment tax withholding and other appropriate deductions. Notwithstanding any other provision of this Plan, the payments provided under this Plan are intended to be exempt from the requirements of Code Section 409A under the separation pay exemption, because such amounts are payable only upon an involuntary “separation from service” (as defined in Code Section 409A and the regulations thereunder), and will be paid or provided no later than the end of the second calendar year following the calendar year in which the Eligible Executive separates from service, and do not exceed two times the lesser of (A) the Eligible Executive’s “annualized compensation” (as defined under Code Section 409A and the regulations thereunder), for the calendar year preceding the Eligible Executive’s separation from service, and shall be construed and interpreted in accordance therewith. Payments hereunder are also intended to be exempt from the requirements of Code Section 409A by virtue of the “short-term deferral rule.” The Company may at any time amend, suspend, or terminate this Plan, or any payments to be made hereunder, as necessary to maintain such exemption(s) or to be in compliance with Code Section 409A. Notwithstanding the foregoing, neither the Company, nor any other Employer, nor any of their parents, subsidiaries, divisions, Affiliates, directors, officers, predecessors, successors, employees, agents and attorneys shall be liable to Executive if any amount payable or provided hereunder is subject to any taxes, penalties or interest as a result of the application of Code Section 409A. For purposes of this Plan, any termination of employment hereunder shall be a “separation from service” within the meaning of Code Section 409A and the regulations thereunder.
Section 8.7.    Required ERISA Information. Certain information required by ERISA is set forth in Appendix A.

This Plan was adopted at the February 24, 2016 meeting of the Compensation and Management Development Committee of the Board of Directors

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Exhibit 10.20

of Rayonier Advanced Materials Inc., to be effective as of the Effective Date.

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Appendix A

CERTAIN ERISA INFORMATION

Name of Plan:	Rayonier Advanced Materials Inc. Severance Pay Plan for Salaried Executives
Name of Plan Sponsor:	Rayonier Advanced Materials Inc. 1301 Riverplace Boulevard – Suite 2300 Jacksonville, Florida 32207
Plan Sponsor’s Identification Number	46-4559529
Type of Welfare Plan:	Severance Pay Plan (top hat)
Type of Administration	Internally administered by the Company through the Plan Administrator
Plan Administrator:	Senior Vice President, Human Resources Rayonier Advanced Materials Inc. 1301 Riverplace Boulevard – Suite 2300 Jacksonville, Florida 32207
Agent for Service of Legal Process:	Legal Process may be served on the Plan Administrator or the Company.
Plan Number:	5__
Plan Year:	The period beginning on January 1 and ending on December 31.

STATEMENT OF ERISA RIGHTS
As an Eligible Executive in the Rayonier Advanced Materials Inc. Severance Pay Plan for Salaried Executives, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

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Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing this Plan and a copy of the latest annual report (Form 5500 series), if any, filed by this Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Executive Benefits Security Administration

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Obtain copies of documents governing the operation of this Plan and copies of the latest annual report, if any, upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of this Plan’s annual financial report, if any.

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Exhibit 10.20

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.
No one, including an Employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from this Plan and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that this Plan’s fiduciaries misuse this Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Plan Administrator.
If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Office of the Executive Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Executive Benefits Security Administration.

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